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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         Sparkling Spring Water Limited
         Spring Water, Inc.
         Cullyspring Water Co., Inc.
         Crystal Spring Acquisition, Inc.
         Mountain Fresh Acquisition Corp.
         Water Jug Enterprises Limited
         Withey's Water Softening & Purification Ltd.
         Aqua Care Water Softening & Purification Inc.
         High Valley Water Limited
         3003969 Nova Scotia Limited
         Canadian Springs Water Company Limited
         Sparkling Spring Water (UK) Limited
         Aquaporte (UK) Limited
         Marlborough Employment Limited
         Water at Work Limited
         Natural Water Limited